UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
[ ] Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instruction 1(b).
1. Name and Address of Reporting Person
   The Prudential Insurance Company of America [1]
   751 Broad Street
   Newark, NJ  07102
2. Issuer Name and Ticker or Trading Symbol
   Peregrine Real Estate Trust PGRNS
3. IRS Identification Number of Reporting Person, if an entity (voluntary)

4. Statement for Month/Year
   11/30/98
5. If Amendment, Date of Original (Month/Day/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (x) Director  (x) 10% Owner ( ) Officer (give title below)
   ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check applicable line)
   (x) Form Filed by One Reporting Person
   ( ) Form Filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
Common Stock               |11/18/|C   | |3270724           |A  |           |3744653            |I     |by Trust [2]               |
                           |98    |    | |                  |   |           |                   |      |                           |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
___________________________________________________________________________________________________________________________________|
Redeemable Convertible|1.054114|11/18|c   | |           |310|     |     |Common Stock|3270724|       |0           |I  |by Trust [4]|
Preferred Stock       |5 [3]   |/98  |    | |           |281|     |     |            |       |       |            |   |            |
                      |        |     |    | |           |6  |     |     |            |       |       |            |   |            |
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
Explanation of Responses:
1. THE FILING OF THIS STATEMENT SHOULD NOT BE CONSTRUED AS AN ADMISSION THAT PRUDENTIAL IS FOR ANY PURPOSE OF SECTION 16 OF THE SECURITIES EXCHANGE ACT OF 1934, THE BENEFICIAL OWNER OF THE SHARES LISTED HEREIN.
2. Prudential is the asset manager and principal beneficiary of Gateway Recovery Trust.
3. 1.0 share of Redeemable Convertible Preferred Stock for 1.0541145 shares of Common Stock.
4. Prudential is the asset manager and principal beneficiary of Gateway Recovery Trust.

/s/ Ellen McGlynn Koke
SIGNATURE OF REPORTING PERSON
/Signature/
Second Vice President, The Prudential Insurance Company of America
DATE
12/10/98